Press Release

FOR IMMEDIATE RELEASE

Contact: Terri McKay, FHLBank Pittsburgh: 412-288-2830; cell 412-523-8511 tmckay@fhlb-pgh.com

FHLBANK PITTSBURGH ANNOUNCES SECOND QUARTER 2011 FINANCIAL RESULTS

PITTSBURGH, July 28, 2011 – The Federal Home Loan Bank of Pittsburgh (FHLBank) today announced unaudited financial results for second quarter 2011. FHLBank recorded net income of $12.7 million. On July 29, 2011, the Bank will repurchase excess capital stock consistent with its practice in past quarters.

Operating Results
For the second quarter of 2011, net income was $12.7 million, compared to a net loss of $(68.2) million for second quarter 2010. The improvement was driven primarily by lower other-than-temporary impairment (OTTI) credit losses on the Bank’s private-label mortgage-backed securities (MBS) portfolio as well as a gain on the sale of an available-for-sale (AFS) security. Net OTTI credit losses were $(10.8) million for second quarter 2011 compared to $(110.7) million for second quarter 2010. Second quarter 2011 performance allowed FHLBank Pittsburgh to set aside $1.4 million for affordable housing programs.

For the six months ended June 30, 2011, net income was $15.2 million, compared to a net loss of $(58.3) million for the same prior-year period, primarily due to lower net OTTI credit losses, partially offset by lower net interest income, year-over-year. For the six months ended June 30, 2011 and 2010, net OTTI credit losses were $(31.3) million and $(138.3) million, respectively.

“We are pleased to report another profitable quarter and, importantly, will repurchase excess capital stock again this quarter,” said Winthrop Watson, President and Chief Executive Officer.

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• 601 Grant Street • Pittsburgh, PA 15219-4455 • 412-288-3400 • www.fhlb-pgh.com

FHLBank Pittsburgh Reports Second Quarter 2011 Results – page two

The Bank actively monitors the credit quality of its MBS. It is not possible to predict the magnitude of additional OTTI charges in the future because that will depend on many factors, including economic, financial market and housing market conditions and the actual and projected performance of the loan collateral underlying the Bank’s MBS. If delinquency and/or loss rates on mortgages and/or home equity loans continue to increase, and/or there is a further decline in residential real estate values, the Bank could experience reduced yields or further losses on these investment securities.

The vast majority of the securities in the Bank’s private-label MBS portfolio were AAA-rated at the time of purchase. Based on the performance of certain securities, among other information, it appears that the underwriting standards represented in the offering materials for these securities were not followed. As a result, the Bank owns certain private-label MBS, which it otherwise would not have owned, on which it has recognized losses. The Bank has filed lawsuits against certain issuers, underwriters and rating agencies related to these misrepresentations.

For the quarter ended June 30, 2011, net interest income was $36.0 million, a decrease of $23.1 million, or 39.1%, from $59.1 million for second quarter 2010. For the six months ended June 30, 2011, net interest income was $75.2 million, a decrease of $42.9 million, or 36.3%, from $118.1 million in the same prior-year period. These declines were driven by both a shrinking balance sheet and net interest margin compression. Net interest margin compression was due to run-off of higher yielding mortgage assets and balance sheet composition changes. The net interest margin decreased 12 basis points to 27 basis points quarter-over-quarter and decreased 9 basis points to 29 basis points year-over-year.

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FHLBank Pittsburgh Reports Second Quarter 2011 Results – page three

Balance Sheet Highlights
Total loans to members, also called advances, decreased $2.8 billion, or 9.4%, to $26.9 billion at June 30, 2011, compared to $29.7 billion at December 31, 2010. Demand for advances has declined steadily since late 2008 primarily due to members being able to fund loans with increased customer deposit balances and continued low loan demand from members’ customers in the current economy.

At June 30, 2011, total assets were $51.9 billion, a decrease of $1.5 billion, or 2.8%, from $53.4 billion at December 31, 2010. Total capital at June 30, 2011, was $3.9 billion, a decrease of $216.5 million from $4.2 billion at December 31, 2010. The decrease in total capital from year-end 2010 was due to the partial excess capital stock repurchases in February and April 2011. The portion of OTTI losses reported as noncredit losses in accumulated other comprehensive income (loss) (AOCI) improved to $(131.0) million at June 30, 2011 from $(222.5) million at December 31, 2010. This improvement was due to paydowns and price appreciation in the private-label MBS as well as the reclassification of certain noncredit losses to credit losses during the first six months of 2011. Retained earnings were $412.5 million at June 30, 2011, an increase of $15.2 million from $397.3 million at December 31, 2010. At June 30, 2011, FHLBank Pittsburgh had total regulatory capital of $4.1 billion and remained in compliance with all regulatory capital requirements.

The Bank will repurchase excess capital stock tomorrow, July 29, 2011. The amount of excess capital stock to be repurchased from any member will be the lesser of five percent of the member’s total capital stock outstanding or its excess capital stock outstanding. Decisions regarding any future repurchases of excess capital stock will be made on a quarterly basis.

On December 23, 2008, the Bank’s management and Board of Directors announced the suspension of both dividend payments and the repurchase of excess capital stock until such time as it becomes prudent to reinstate either or both. While the repurchase of excess capital stock suspension has been partially lifted again this quarter with the limited repurchase on July 29, 2011, the dividend suspension remains in effect and, therefore, no dividends were declared or paid in the second quarter of 2011. The Bank will continue to monitor the condition of its private-label residential MBS portfolio, its overall financial performance and retained earnings, developments in the mortgage and credit markets, and other relevant information as the basis for determining the status of dividends and excess capital stock repurchases in future quarters.

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FHLBank Pittsburgh Reports Second Quarter 2011 Results – page four

Detailed financial information regarding the second quarter 2011 results will be available in FHLBank Pittsburgh’s second quarter 2011 Form 10-Q filing, which the Bank anticipates filing on August 9, 2011. Detailed financial information regarding 2010 is available in the 2010 Form 10-K, which can be accessed through FHLBank Pittsburgh’s web site at www.fhlb-pgh.com.

FHLBank Pittsburgh is a wholesale bank that serves the housing finance and community and economic development needs of its owner-members. FHLBank Pittsburgh provides reliable access to low-cost funds, competitive pricing in the purchase of mortgage loans, correspondent banking, technical assistance, affordable housing grants and other programs so members can better serve their own communities. FHLBank Pittsburgh is privately capitalized and funded, does not use taxpayer dollars, and enjoys a triple-A rating. At June 30, 2011, it had 302 members in its district of Delaware, Pennsylvania and West Virginia and approximately $52 billion in assets. FHLBank Pittsburgh is one of twelve Banks in the Federal Home Loan Bank System, established by Congress in 1932 to support the residential mortgage and community development activities of local financial institutions.

This document contains “forward-looking statements” – that is, statements related to future, not past, events. In this context, forward-looking statements often address our expected future business and financial performance, and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” or “will.” Forward-looking statements by their nature address matters that are, to different degrees, uncertain. Actual performance or events may differ materially from that expected or implied in forward-looking statements because of many factors. Such factors may include, but are not limited to, general economic conditions (including effects on, among other things, mortgage-backed securities), the Bank’s ability to maintain adequate capital levels (including meeting applicable regulatory capital requirements), changes in our membership profile, demand for advances, changes in projected business volumes, business and capital plan adjustments and amendments, regulatory actions or approvals, competitive pressure from alternative member funding sources, government actions and programs in response to the credit crisis, accounting adjustments or requirements, interest-rate volatility, our ability to appropriately manage our cost of funds, the cost-effectiveness of our funding, hedging and asset-liability management activities, shifts in demand for our products and consolidated obligations, and changes in the System’s debt rating or the Bank’s rating. These uncertainties may cause our actual future results to be materially different than those expressed in our forward-looking statements. The FHLBank Pittsburgh does not undertake to update any forward-looking statements made in this announcement.

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FHLBank Pittsburgh Reports Second Quarter 2011 Results – page five

Unaudited Statements of Condition and Operations
	(in millions)
	June 30,	December 31,
Statement of Condition	2011	2010
ASSETS:
Investments (1)	$19,185.5	$18,751.7
Advances	26,912.4	29,708.4
Mortgage loans held for portfolio, net	4,131.3	4,483.0
All other assets	1,717.6	443.6

Total assets	$51,946.8	$53,386.7

LIABILITIES:
Consolidated obligations, net	$45,706.6	$47,211.4
All other liabilities	2,295.8	2,014.4

Total liabilities	48,002.4	49,225.8
CAPITAL:
Capital stock	3,664.0	3,986.9
Retained earnings	412.5	397.3
Accumulated other comprehensive loss	(132.1)	(223.3)

Total capital	3,944.4	4,160.9

Total liabilities and capital	$51,946.8	$53,386.7

(1) Includes held-to-maturity securities, available-for-sale securities, trading securities, interest-bearing deposits and Federal funds sold

	Three months ended June 30,		Six months ended June 30,
Statement of Operations	2011	2010	2011	2010
Total interest income	$195.6	$245.5	$402.1	$491.5
Total interest expense	159.6	186.4	326.9	373.4

Net interest income	36.0	59.1	75.2	118.1
Provision (benefit) for credit losses	1.2	(1.3)	4.0	(1.4)
Total OTTI losses	—	(20.4)	(3.1)	(22.6)
Portion of OTTI losses recognized in
other comprehensive loss	(10.8)	(90.3)	(28.2)	(115.7)

Net OTTI losses	(10.8)	(110.7)	(31.3)	(138.3)
All other income (loss)	8.7	(6.3)	12.6	(8.2)

All other expense	15.5	15.1	31.9	31.3

Income before assessments	17.2	(71.7)	20.6	(58.3)

Affordable Housing Program	1.4	(1.1)	1.7	—
REFCORP	3.1	(2.4)	3.7	—

Total assessments	4.5	(3.5)	5.4	—
Net income	$12.7	$(68.2)	$15.2	$(58.3)